Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

KELLOGG COMPANY

AND

WK KELLOGG CO

DATED AS OF [•], 2023

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ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY; OTHER COVENANTS		48
6.1	Agreement for Exchange of Information	48
6.2	Ownership of Information	49
6.3	Compensation for Providing Information	49
6.4	Record Retention	49
6.5	Limitations of Liability	49
6.6	Other Agreements Providing for Exchange of Information	49
6.7	Production of Witnesses; Records; Cooperation	50
6.8	Privileged Matters	50
6.9	Confidentiality	53
6.10	Protective Arrangements	54
6.11	Restrictive Covenants	54

ARTICLE VII DISPUTE RESOLUTION		55
7.1	Transition Committee	55
7.2	Good-Faith Officer Negotiation	56
7.3	CEO Negotiation	56
7.4	Arbitration	56
7.5	Emergency Relief	58
7.6	Conduct During Dispute Resolution Process	58

ARTICLE VIII FURTHER ASSURANCES		59
8.1	Further Assurances	59

ARTICLE IX TERMINATION		59
9.1	Termination	59
9.2	Effect of Termination	60

ARTICLE X MISCELLANEOUS		60
10.1	Counterparts; Entire Agreement; Corporate Power	60
10.2	Governing Law	61
10.3	Assignability	61
10.4	Third Party Beneficiaries	61
10.5	Notices	61
10.6	Severability	62
10.7	Force Majeure	62
10.8	No Set-Off	62
10.9	Expenses	62
10.10	Headings	63
10.11	Survival of Covenants	63
10.12	Waivers of Default	63
10.13	Specific Performance	63
10.14	Amendments	63
10.15	Interpretation	63
10.16	Limitations of Liability	64
10.17	Performance	64
10.18	Mutual Drafting; Precedence	64

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SCHEDULES

Schedule 1.1	Distribution Centers
Schedule 1.2	Restricted Business Excluded Countries
Schedule 1.3	Non-Shared Contracts
Schedule 1.4	Transferred Entities
Schedule 1.5	Extended Requirements Brands
Schedule 1.6(a)(i)	Cereal Brands
Schedule 1.6(a)(ii)	Granola Brands
Schedule 1.6(a)(iii)	Cereal Bites Brands
Schedule 1.6(a)(iv)	Cookies Brands
Schedule 1.6(a)(v)	Core Brands
Schedule 1.6(b)	WKKC Licensing Arrangements
Schedule 1.7	Excluded WKKC Contracts
Schedule 1.8	Certain WKKC Contracts
Schedule 1.9	Distribution Centers Fully Subleased to WKKC
Schedule 2.1(a)	Internal Reorganization Step Plan
Schedule 2.2(a)(iv)	WKKC Owned Real Property
Schedule 2.2(a)(vi)	WKKC Permits
Schedule 2.2(a)(viii)	WKKC Tangible Personal Property
Schedule 2.2(a)(xiii)	WKKC Information Technology
Schedule 2.2(a)(xvi)	WKKC Data
Schedule 2.2(a)(xvii)	Certain WKKC Assets
Schedule 2.2(b)(v)	Certain Kellanova Assets
Schedule 2.3(a)(vii)	Certain WKKC Liabilities
Schedule 2.3(a)(viii)	Certain WKKC Claims
Schedule 2.3(b)(v)	Certain Kellanova Liabilities
Schedule 2.7(b)	Surviving Intercompany Agreements
Schedule 3.2(c)	Directors and Officers
Schedule 4.3(e)	Specified Kellanova Information
Schedule 10.9	Allocation of Certain Costs and Expenses

EXHIBITS

Exhibit A	Form of Amended and Restated Certificate of Incorporation of WKKC
Exhibit B	Form of Amended and Restated Bylaws of WKKC
Exhibit C	Form of Distribution Center Sublease Agreement

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [•], 2023 (this “Agreement”), is by and between Kellogg Company, a Delaware corporation (“Kellanova”), and WK Kellogg Co, a Delaware corporation (“WKKC” and each of Kellanova and WKKC, a “Party”, and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Kellanova (the “Kellanova Board”) has determined that it is in the best interests of Kellanova and its stockholders to create a new publicly traded company that shall operate the WKKC Business;

WHEREAS, in furtherance of the foregoing, the Kellanova Board has determined that it is appropriate and desirable to separate the WKKC Business from the Kellanova Business (the “Internal Reorganization”) and, following the Internal Reorganization, make a distribution of all of the outstanding WKKC Shares, on a pro rata basis, to holders of Kellanova Shares on the Record Date (the “Distribution”);

WHEREAS, WKKC has been incorporated solely for these purposes and has not engaged in activities except in connection with the Internal Reorganization and the Distribution;

WHEREAS, for U.S. federal income Tax purposes, the contribution by Kellanova of the WKKC Assets to WKKC in exchange for the Cash Transfer, the assumption of the WKKC Liabilities and the actual or deemed issuance of additional WKKC Shares (the “Contribution”) and the Distribution, taken together, are intended to qualify as a transaction that is generally Tax-free for U.S. federal income Tax purposes under Sections 355, 361 and 368(a)(1)(D) of the Code;

WHEREAS, for U.S. federal income Tax purposes, this Agreement (including the Internal Reorganization Step Plan attached hereto as Schedule 2.1(a)) is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, WKKC and Kellanova have prepared, and WKKC has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning WKKC, the Internal Reorganization and the Distribution;

WHEREAS, each of Kellanova and WKKC has determined that it is appropriate and desirable to set forth the principal transactions required to effect the Internal Reorganization and the Distribution and certain other agreements that will govern certain matters relating to the Internal Reorganization and the Distribution and the relationship of Kellanova, WKKC and the members of their respective Groups following the Distribution; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Kellanova and WKKC relating to the Internal Reorganization and the Distribution, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, solely for purposes of this Agreement and the Ancillary Agreements, (a) no member of the WKKC Group shall be deemed to be an Affiliate of any member of the Kellanova Group and (b) no member of the Kellanova Group shall be deemed to be an Affiliate of any member of the WKKC Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but only agreements as to which no Third Party is a party) in connection with the Internal Reorganization, the Distribution, or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the HQ Lease Agreement, the Non-Brand IP Agreement, the Brand IP Agreement, the Manufacturing and Supply Agreement, the Management Services Agreement, the Distribution Center Sublease Agreements, [the Data Processing Agreement,] the Transfer Documents and any other agreement that by its express terms provides that it shall be an Ancillary Agreement for purposes of this Agreement.

“Approvals or Notifications” shall mean any consents, waivers, approvals, Permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.4(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any Contract, Permit, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Benefit Plan” shall have the meaning set forth in the Employee Matters Agreement.

“Bound Member” shall have the meaning set forth in Section 2.5(b).

“Brand IP Agreement” shall mean the Master Ownership and License Agreement Regarding Trademarks and Certain Related Intellectual Property to be entered into by and between Kellanova and WKKC or the members of their respective Groups in connection with the Internal Reorganization, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Canadian WKKC Group Member” shall mean any member of the WKKC Group organized under the Laws of Canada.

“Captive Insurer” shall mean any insurer that is an Affiliate of either Kellanova or WKKC prior to the Effective Time.

“Cash Transfer” shall have the meaning set forth in Section 2.12(a).

“CEO Negotiation Request” shall have the meaning set forth in Section 7.3.

“Chosen Courts” shall have the meaning set forth in Section 7.5.

“Claim Costs” shall have the meaning set forth in Section 5.1(a)(ii).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” shall mean any contract, lease, license, commitment, loan or credit agreement, indenture or other agreement, in each case, which is legally binding, and in each case other than a Permit or a Benefit Plan.

“Contribution” shall have the meaning set forth in the Recitals.

“Corporate Liabilities” shall mean any and all Liabilities of Kellanova to the extent relating to, arising out of or resulting from (a) claims made by or on behalf of holders of any of Kellanova’s securities, in their capacities as such, (b) any form, report, statement, certifications or other document (including all exhibits, amendments and supplements thereto) (other than a Disclosure Document) filed by Kellanova with the SEC on or prior to the Distribution, including the financial statements included therein, (c) the maintenance of Kellanova’s books and records, Kellanova’s corporate compliance and other corporate-level actions and oversight of Kellanova and (d)(i) indemnification obligations to any current or former director or officer of Kellanova in their capacity as such in respect of occurrences prior to the Distribution or (ii) any claims for breach of fiduciary duties brought against any current or former directors or officers of Kellanova, in their capacities as such in respect of occurrences prior to the Distribution, in each case, relating to any acts, omissions or events on or prior to the Distribution. For purposes of clarification of the foregoing, the Parties agree that no Liability relating to, arising out of or resulting from any obligations of any Person to perform the executory portion of any Contract existing as of the Distribution shall be deemed to be a Corporate Liability. Notwithstanding anything to the contrary herein, Corporate Liabilities shall not include any Liabilities that are related or attributable to or arising in connection with Taxes or Tax Returns.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions, variants, mutations or worsening thereof or related or associated epidemics, pandemics or disease outbreaks (including any subsequent waves).

[“Data Processing Agreement” shall mean the Data Processing Agreement to be entered into by and between Kellanova and WKKC or the members of their respective Groups in connection with the Internal Reorganization, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.]

“Delayed Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed Liability” shall have the meaning set forth in Section 2.4(c).

“Designated Party” shall have the meaning set forth in Section 2.5(b).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Contribution, the Internal Reorganization or the Distribution or the WKKC Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1(b).

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Agent” shall mean the trust company or bank duly appointed by Kellanova to act as distribution agent, transfer agent and registrar for the WKKC Shares in connection with the Distribution.

“Distribution Center Sublease Agreements” shall mean the Distribution Center Sublease Agreements for each distribution center listed on Schedule 1.1, to be entered into by and between or among the relevant members of the Kellanova Group, on the one hand, and the relevant members of the WKKC Group, on the other hand, in each case, in the form set forth on Exhibit C.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Kellanova Board in its sole and absolute discretion.

“Effective Time” shall mean 12:01 a.m., New York City time, on the Distribution Date.

“e-mail” shall have the meaning set forth in Section 10.5.

“Emergency Petition” shall have the meaning set forth in Section 7.5.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Kellanova and WKKC or the members of their respective Groups in connection with the Internal Reorganization, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to public or worker health or safety (regarding exposure to Hazardous Materials), pollution or protection of the environment, including such Laws relating to the use, handling, transportation, treatment, storage, disposal, Release or discharge of, or exposure to, Hazardous Materials.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Final Cash Balance” shall have the meaning set forth in Section 2.9(g).

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics (including COVID-19 and Pandemic Measures), war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, organized labor, adverse economic or job actions, unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by WKKC with the SEC to effect the registration of WKKC Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the WKKC Group or the Kellanova Group, as the context requires.

“Hazardous Materials” shall mean any and all materials, substances or wastes for which Liability or standards of conduct may be imposed under or pursuant to any Environmental Law, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials and per- and polyfluoroalkyl substances.

“Holding Person” shall have the meaning set forth in Section 2.4(c).

“HQ” shall have the meaning set forth in the definition of “HQ Lease Agreement.”

“HQ Lease Agreement” shall mean the Lease Agreement for certain office space located at One Kellogg Square in Battle Creek, Michigan (such location, “HQ”) to be entered into by and between Kellanova and WKKC or the members of their respective Groups in connection with the Internal Reorganization, the Distribution or the other transactions contemplated by this Agreement, each as it may be amended from time to time.

“Indemnification Response Period” shall have the meaning set forth in Section 4.6(b).

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information Statement” shall mean the information statement to be made available to the holders of Kellanova Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Information Technology” shall mean all computer systems (including hardware, computers, servers, workstations, routers, hubs, switches, and data communication lines), network and telecommunications equipment, Internet-related information technology infrastructure, and other information technology equipment, Software, and all associated documentation.

“Initial Notice” shall have the meaning set forth in Section 7.1(b).

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses (including attorneys’ fees) incurred in the collection thereof; provided, that Insurance Proceeds shall not include amounts paid from a Captive Insurer unless actually received from a Third Party.

“Internal Reorganization” shall have the meaning set forth in the Recitals.

“Internal Reorganization Step Plan” shall have the meaning set forth in Section 2.1(a).

“Inventory” shall have the meaning set forth in Section 2.2(a)(viii).

“JAMS Expedited Rules” shall have the meaning set forth in Section 7.4(a).

“Kellanova” shall have the meaning set forth in the Preamble.

“Kellanova Accounts” shall have the meaning set forth in Section 2.9(a).

“Kellanova Assets” shall have the meaning set forth in Section 2.2(b).

“Kellanova Board” shall have the meaning set forth in the Recitals.

“Kellanova Books and Records” shall have the meaning set forth in Section 2.2(b)(iv).

“Kellanova Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the WKKC Business.

“Kellanova Group” shall mean Kellanova and each Person that is a Subsidiary of Kellanova (other than WKKC and any other member of the WKKC Group).

“Kellanova Indemnitees” shall have the meaning set forth in Section 4.2.

“Kellanova Liabilities” shall have the meaning set forth in Section 2.3(b).

“Kellanova Shares” shall mean the shares of common stock, par value $0.25 per share, of Kellanova.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income Tax treaty), license, Permit, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediations, deficiencies, damages, fines, penalties, settlements, sanctions, interest, costs, expenses and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action (including any Third-Party Claim) or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Management Services Agreement” shall mean the Management Services Agreement to be entered into by and between Kellanova and WKKC or the members of their respective Groups in connection with the Internal Reorganization, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Manufacturing and Supply Agreement” shall mean the Manufacturing and Supply Agreement to be entered into by and between Kellanova and WKKC or the members of their respective Groups in connection with the Internal Reorganization, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Merchandise” shall have the meaning set forth in Section 2.2(a)(viii).

“Non-Brand IP Agreement” shall mean the Master Ownership and License Agreement Regarding Patents, Trade Secrets and Certain Related Intellectual Property to be entered into by and between Kellanova and WKKC or the members of their respective Groups in connection with the Internal Reorganization, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“North America” shall have the meaning ascribed to such term in the Brand IP Agreement.

“NYSE” shall mean the New York Stock Exchange.

“Officer Negotiation Request” shall have the meaning set forth in Section 7.2.

“Pandemic Measures” shall mean any quarantine, “shelter in place,” stay at home,” workforce reduction, social distancing, shut down, closure, sequester, immunization requirement, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a pandemic, including COVID-19.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Penalty Rate” shall have the meaning set forth in Section 5.2.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges.

“Receiving Person” shall have the meaning set forth in Section 2.4(c).

“Record Date” shall mean the close of business on the date to be determined by the Kellanova Board in its sole and absolute discretion as the record date for determining holders of Kellanova Shares entitled to receive WKKC Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of Kellanova Shares as of the Record Date.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including indoor or ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

[“Restricted Business” shall mean (a) with respect to any member of the Kellanova Group, the sale to non-Affiliates, or promotion or marketing of, in North America, RTEC or Hot Cereal (as defined in the Brand IP Agreement); and (b) with respect to any member of the WKKC Group, the sale to non-Affiliates, or promotion or marketing of, (i) in North America, Bars & Other Bites, Crackers, Salty Snacks, Carriers, Pastries and Animal & Grahams Snacks (each as defined in the Brand IP Agreement) and (ii) outside of North America (other than in the countries set forth on Schedule 1.2), Bars & Other Bites, Crackers, Salty Snacks, Carriers, Pastries, Animal & Grahams Snacks, RTEC, Hot Cereal, Muesli, Granola, Cereal Bites and noodles and pasta (each as defined in the Brand IP Agreement other than noodles and pasta, which shall be products generally recognized in the industry as noodles or pasta).]

“Retained Books and Records” shall have the meaning set forth in Section 2.2(a)(xv).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Settlement Response Period” shall have the meaning set forth in Section 4.5(e).

“Shared Contract” shall mean any Contract that relates to both (a) the WKKC Business and (b) any Kellanova Business; provided, that none of the following shall be a Shared Contract: (i) the Contracts the benefits of which are provided under the Transition Services Agreement or that are used in the provision of general corporate and administrative services that are not unique to the WKKC Business and (ii) the Contracts set forth on Schedule 1.3.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of architectures, applications, interfaces, algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified Ancillary Agreement” shall have the meaning set forth in Section 10.18(b).

“Straddle Period” shall have the meaning set forth in Section 2.13.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Kellanova and WKKC in connection with the Internal Reorganization, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.4.

“Transition AP&T” shall mean those WKKC AP&T Liabilities that are held by any member of the Kellanova Group as of the Effective Time.

“Transition Committee” shall have the meaning set forth in Section 7.1(a).

“Transition Payables” shall mean those WKKC Accounts Payable that are held by a member of the Kellanova Group as of the Effective Time.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Kellanova and WKKC or any members of their respective Groups in connection with the Internal Reorganization, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Unreleased Liability” shall have the meaning set forth in Section 2.5(b).

“WKKC” shall have the meaning set forth in the Preamble.

“WKKC Accounts” shall have the meaning set forth in Section 2.9(a).

“WKKC Accounts Payable” shall have the meaning set forth in Section 2.3(a)(ii).

“WKKC Accounts Receivable” shall have the meaning set forth in Section 2.2(a)(iii).

“WKKC AP&T Liabilities” shall have the meaning set forth in Section 2.3(a)(iii).

“WKKC Assets” shall have the meaning set forth in Section 2.2(a).

“WKKC Books and Records” shall mean (a) all minute books and corporate records of any member of the WKKC Group, (b) all books, records, files and papers that are required to be retained by any member of the WKKC Group pursuant to applicable Law and (c) any active marketing and promotional materials (i) for marketing or promotional campaigns conducted exclusively within North America and (ii) related exclusively to (A) Licensed Brands in WKKC’s applicable Food and Beverage Categories (each as defined in the Brand IP Agreement) (as set forth on Schedule 1 to the Brand IP Agreement) or (B) the brands set forth on Schedule 1.5 (collectively, the “Extended Requirements Brands”) for Non-Food/Beverage Applications (as defined in the Brand IP Agreement); provided, that WKKC Books and Records shall not include material that Kellanova is not permitted by applicable Law or Contract to disclose or transfer to WKKC; provided, further, that WKKC Books and Records shall not include any employment and benefits related records, which shall be governed exclusively by the Employee Matters Agreement.

“WKKC Business” shall collectively mean the business and operations conducted by Kellanova and its Subsidiaries in North America at any time prior to the Distribution relating to: (a) the development, production, packaging, distribution, marketing, licensing or sale of (i) RTEC and Hot Cereal using any brand set forth on Schedule 1.6(a)(i), (ii) Muesli and Granola using any brand set forth on Schedule 1.6(a)(ii), (iii) Cereal Bites using any brands set forth on Schedule 1.6(a)(iii), (iv) Cookies using any brand set forth on Schedule 1.6(a)(iv), and (v) All Other Food and Beverage using any brand set forth on Schedule 1.6(a)(v); and (b) the licensing of Extended Requirements Brands to Third Parties for use in North America in Non-Food/Beverage Applications, including pursuant to the arrangements set forth on Schedule 1.6(b). For purposes of this definition, RTEC, Hot Cereal, Muesli, Granola, Cereal Bites, Cookies, All Other Food and Beverage and Non-Food/Beverage Applications shall have the meanings set forth in the Brand IP Agreement.

“WKKC Bylaws” shall mean the Amended and Restated Bylaws of WKKC, substantially in the form of Exhibit B.

“WKKC Cash Amount” shall have the meaning set forth in Section 2.2(a)(ii).

“WKKC Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of WKKC, substantially in the form of Exhibit A.

“WKKC Contracts” shall mean the following Contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing:

(a)	all Contracts exclusively related to the WKKC Business as of the Effective Time, other than the Contracts set forth on Schedule 1.7;

(b)	any Contract or agreement (i) entered into in the name of, or expressly on behalf of, any member of the WKKC Group other than the Transferred Entities or (ii) set forth on Schedule 1.8;

(c)	guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other WKKC Contract, any WKKC Liability or the WKKC Business;

(d)	any Contract or agreement that is expressly contemplated by this Agreement or any of the Ancillary Agreements to be assigned to WKKC or any member of the WKKC Group; and

(e)

any credit agreement, indenture, note or other financing agreement or instrument entered into by WKKC or any member of the WKKC Group in connection with the Internal Reorganization, including any WKKC Financing Arrangements; and

(f)	any indemnification or other similar agreement with any WKKC Group Employee or consultants of the WKKC Group that are in effect as of the Effective Time.

“WKKC DC” shall mean the distribution centers set forth on Schedule 1.9.

“WKKC Debt” shall have the meaning set forth in Section 2.12(a).

“WKKC Designees” shall mean any and all Persons designated by Kellanova that will be members of the WKKC Group as of immediately prior to the Effective Time.

“WKKC Financing Arrangements” shall have the meaning set forth in Section 2.12(a).

“WKKC Group” shall mean (a) prior to the Effective Time, WKKC and each Person that will be a Subsidiary of WKKC as of immediately after the Effective Time, including the Transferred Entities and the WKKC Designees even if, prior to the Effective Time, such Person is not a Subsidiary of WKKC, and (b) on and after the Effective Time, WKKC and each Person that is a Subsidiary of WKKC.

“WKKC Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“WKKC Indemnitees” shall have the meaning set forth in Section 4.3.

“WKKC Liabilities” shall have the meaning set forth in Section 2.3(a).

“WKKC Owned Real Property” shall have the meaning set forth in Section 2.2(a)(iv).

“WKKC Shares” shall mean the shares of common stock, par value $0.01 per share, of WKKC.

ARTICLE II

THE INTERNAL REORGANIZATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) Subject to Section 2.4, on or prior to the Effective Time and prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Internal Reorganization Step Plan”):

(i) Transfer and Assignment of WKKC Assets. Kellanova shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to WKKC, or the applicable WKKC Designees, and WKKC or such WKKC Designees shall accept from Kellanova and the applicable members of the Kellanova Group, all of Kellanova’s and such Kellanova Group member’s respective direct or indirect right, title and interest in and to all of the WKKC Assets (it being understood that if any WKKC Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such WKKC Asset shall be deemed assigned, transferred, conveyed and delivered to WKKC as a result of the transfer of all of the equity interests in such Transferred Entity from Kellanova or the applicable members of the Kellanova Group to WKKC or the applicable WKKC Designee);

(ii) Acceptance and Assumption of WKKC Liabilities. WKKC and the applicable WKKC Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the WKKC Liabilities in accordance with their respective terms (it being understood that if any WKKC Liabilities shall be Liabilities of a Transferred Entity, such WKKC Liabilities shall be deemed assumed by WKKC as a result of the transfer of all of the equity interests in such Transferred Entity from Kellanova or the applicable members of the Kellanova Group to WKKC or the applicable WKKC Designee). WKKC and such WKKC Designees shall be responsible for all WKKC Liabilities, regardless of when or where such WKKC Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such WKKC Liabilities are asserted or determined (including any WKKC Liabilities arising out of claims made by Kellanova’s or WKKC’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Kellanova Group or the WKKC Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Kellanova Group or the WKKC Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of Kellanova Assets. Kellanova and WKKC shall cause WKKC and the WKKC Designees to contribute, assign, transfer, convey and deliver to Kellanova or certain members of the Kellanova Group designated by Kellanova, and Kellanova or such other members of the Kellanova Group shall accept from WKKC and the WKKC Designees, all of WKKC’s and such WKKC Designees’ respective direct or indirect right, title and interest in and to all Kellanova Assets held by WKKC or a WKKC Designee; and

(iv) Acceptance and Assumption of Kellanova Liabilities. Kellanova and certain members of the Kellanova Group designated by Kellanova shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Kellanova Liabilities held by WKKC or any WKKC designee and Kellanova and the applicable members of the Kellanova Group shall be responsible for all Kellanova Liabilities in accordance with their respective terms, regardless of when or where such Kellanova Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Kellanova Liabilities are asserted or determined (including any such Kellanova Liabilities arising out of claims made by Kellanova’s or WKKC’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Kellanova Group or the WKKC Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Kellanova Group or the WKKC Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), and without prejudice to any actions taken to implement, or documents entered into between or among any of the Parties or members of their respective Groups to implement, or in furtherance of, the Internal Reorganization in accordance with the Internal Reorganization Step Plan prior to the date hereof, (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) (including any documents entered into between or among any of the Parties or members of their respective Groups to implement or in furtherance of the Internal Reorganization in accordance with the Internal Reorganization Step Plan prior to the date hereof) shall be referred to collectively herein as the “Transfer Documents.”

(c) Misallocations. Subject to Section 2.4, in the event that at any time or from time to time (whether prior to, at or after the Effective Time, one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall use reasonable best efforts to promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) so entitled thereto shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. Subject to Section 2.4, in the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume or be liable for any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall use reasonable best efforts to promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) responsible therefor shall accept, assume and agree to faithfully perform or discharge such Liability in accordance with this Agreement. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.1(c) shall be treated by the Parties for all purposes of this Agreement as if it had occurred immediately prior to the Distribution (or such earlier effective date as provided in any Transfer Document), except as otherwise required by applicable Law or the Tax Matters Agreement.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, WKKC hereby waives compliance by each and every member of the Kellanova Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the WKKC Assets to any member of the WKKC Group. To the extent permissible under applicable Law, Kellanova hereby waives compliance by each and every member of the WKKC Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Kellanova Assets to any member of the Kellanova Group.

2.2 WKKC Assets; Kellanova Assets.

(a) WKKC Assets. For purposes of this Agreement, “WKKC Assets” shall mean:

(i) all interests in the capital stock of, or other equity interests in, the members of the WKKC Group (other than WKKC) as of the Effective Time;

(ii) an amount of cash and cash equivalents equal to ($[•]) (the “WKKC Cash Amount”), which shall be inclusive of all currency held on hand at any WKKC Owned Real Property or any WKKC DC;

(iii) [all accounts receivable for products of the WKKC Business invoiced by any member of the WKKC Group (other than a Canadian WKKC Group Member) on or after July 31, 2023, in each case, that are outstanding as of the Effective Time (collectively, the “WKKC Accounts Receivable”);]

(iv) the real property set forth on Schedule 2.2(a)(iv), together with all buildings, fixtures and improvements erected thereon (the “WKKC Owned Real Property”);

(v) (A) the WKKC Contracts and all rights, interests or claims arising thereunder and (B) subject to Section 2.8, the portion, and the rights related to such portion, of any Shared Contract relating to the WKKC Business as of the Effective Time;

(vi) all Permits (A) exclusively related to the WKKC Business or the WKKC Assets or associated with any WKKC Owned Real Property or (B) set forth on Schedule 2.2(a)(vi), in each case as of the Effective Time and all rights, interests or claims of either Party of any member of its Group thereunder as of the Effective Time;

(vii) any and all (i) raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories (collectively, “Inventory”) exclusively related to, exclusively used or held for use in, the WKKC Business and (ii) merchandise relating to Extended Requirement Brands (collectively, “Merchandise”);

(viii) all tangible personal property and interests therein (other than Inventory and Merchandise, which are addressed in clause (vii) above, and Information Technology, which is addressed in clause (xiii) below), whether owned or leased, including machinery, tools, equipment, vehicles and furniture that are (A) as of the Effective Time, located at any WKKC Owned Real Property (other than HQ) or any WKKC DC, (B) set forth on Schedule 2.2(a)(viii) or (C) exclusively related to, exclusively used or exclusively held for use in, the WKKC Business;

(ix) [any and all benefits of any credits, prepaid expenses and deposits, rebates, deferred charges, prepaid items advance payments and security deposits, in each case exclusively used or held for use in, or exclusively arising out of, the operation or conduct of the WKKC Business prior to the Effective Time;]

(x) any and all claims, causes of action, defenses and rights of offset or counterclaim (in each case, in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) or settlement agreements, in each case, to the extent arising out of the WKKC Business, any WKKC Asset or WKKC Liability as of or prior to the Effective Time (including under the WKKC Contracts and all rights and claims under any and all warranties and indemnities extended by suppliers, vendors, contractors, manufacturers and licensors in favor of either Party or the members of its Group in relation to any WKKC Assets as of or prior to the Effective Time);

(xi) any and all goodwill, if any, generated by or associated with the WKKC Business as of the Effective Time;

(xii) the right to Insurance Proceeds from, and to assert claims under, Third Party occurrence-based insurance policies maintained by Kellanova or member of its Group in respect of any Loss that is a WKKC Liability, in each case as provided for, and subject to the limitations set forth in, Section 5.1 of this Agreement;

(xiii) all (A) all Information Technology owned by either Party or any member of its Group as of immediately prior to the Effective Time that is (1) exclusively used or exclusively held for use in the WKKC Business as of the Effective Time, (2) located at any WKKC DC or (3) set forth on Schedule 2.2(a)(xiii) and (B) all Third Party Software loaded thereon as of the Effective Time to the extent the applicable Contract has transferred to the WKKC Group pursuant to the terms of this Agreement or the WKKC Group otherwise independently has a license to such Software as of the Effective Time;

(xiv) all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be transferred to WKKC or any other member of the WKKC Group;

(xv) any and all WKKC Books and Records in the possession of either Party as of immediately prior to the Effective Time; provided, that Kellanova shall be permitted to retain copies of, and continue to use, subject to Section 6.9, (A) any WKKC Books and Records that as of the Effective Time are used in or necessary for the operation or conduct of the Kellanova Business, (B) any WKKC Books and Records that Kellanova is required by Law to retain (and if copies are not provided to WKKC, then, to the extent permitted by Law, such copies will be made available to WKKC upon WKKC’s reasonable request), (C) one (1) copy of any WKKC Books and Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any Kellanova Assets or Kellanova’s or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements and (D) “back-up” electronic records of such WKKC Books and Records maintained by Kellanova in the ordinary course of business (such material in clauses (A) through (D) of this proviso, the “Retained Books and Records”);

(xvi) the consumer and other data listed on Schedule 2.2(a)(xvi);

(xvii) the Assets listed or described on Schedule 2.2(a)(xvii); and

(xviii) all Assets held by a member of the Kellanova Group that are determined by Kellanova, in good faith, to be exclusively related to or exclusively used or held for use in connection with the WKKC Business to the extent the category of such Asset is not addressed in subsections (i)-(xvii) of this Section 2.2(a);

Notwithstanding the foregoing, the WKKC Assets shall not in any event include any Asset referred to in Section 2.2(b). For the avoidance of doubt, the ownership and use of any Kellanova intellectual property rights included in the WKKC Assets shall be governed exclusively by the Brand IP Agreement or the Non-Brand IP Agreement, as applicable.

(b) Kellanova Assets. For the purposes of this Agreement, “Kellanova Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the WKKC Assets, it being understood that, notwithstanding anything herein to the contrary, the Kellanova Assets shall include:

(i) all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Kellanova or any other member of the Kellanova Group;

(ii) all cash and cash equivalents of either Party or any of the members of its Group as of the Effective Time, other than the WKKC Cash Amount;

(iii) all accounts receivable of either Group, other than WKKC Accounts Receivable, including (A) accounts receivable for shipments of any products invoiced by any member of either Group prior to July 31, 2023 and outstanding as of the Effective Time and (B) all accounts receivable invoiced by any Canadian WKKC Group Member prior to the Effective Time and outstanding as of the Effective Time;

(iv) (A) all books and records of the Kellanova Business as conducted at any time prior to the Effective Time by either Party, other than the WKKC Books and Records, and (B) all Retained Books and Records (clauses (A) and (B), collectively, “Kellanova Books and Records”); provided, that Kellanova Books and Records shall not include any employment and benefits related records, which shall be governed exclusively by the Employee Matters Agreement; and

(v) any and all Assets set forth on Schedule 2.2(b)(v).

2.3 WKKC Liabilities; Kellanova Liabilities.

(a) WKKC Liabilities. For the purposes of this Agreement, “WKKC Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) all Liabilities (other than accounts payable and advertising, consumer and trade promotion Liabilities), including all Environmental Liabilities, to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from), (x) the WKKC Assets (including the ownership or operation thereof) or (y) the business, operations and activities of the WKKC Business as conducted at any time prior to the Effective Time by either Party or any of its current or former Subsidiaries);

(ii) all accounts payable to the extent exclusively related to the WKKC Business that are outstanding as of the Effective Time[, as determined by Kellanova in good faith] (collectively, the “WKKC Accounts Payable”);

(iii) all advertising, consumer and trade promotion Liabilities to the extent exclusively related to the WKKC Business that are outstanding as of the Effective Time[, as determined by Kellanova in good faith] (the “WKKC AP&T Liabilities”);

(iv) any and all Liabilities with respect to any and all credits, prepaid expenses, rebates, deferred charges and prepaid items of any Person (other than any member of the Kellanova Group or the WKKC Group), in each case, to the extent related to, resulting from or arising out of the WKKC Business as conducted at any time prior to the Effective Time by either Party or any of its current or former Subsidiaries;

(v) all Liabilities relating to, arising out of or in connection with or resulting from the WKKC Financing Arrangements;

(vi) all Liabilities of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by WKKC or any other member of the WKKC Group, and all agreements, obligations and Liabilities of any member of the WKKC Group under this Agreement or any of the Ancillary Agreements;

(vii) the Liabilities listed or described on Schedule 2.3(a)(vii); and

(viii) all Liabilities arising out of claims made by any Third Party (including Kellanova’s or WKKC’s respective directors, officers, shareholders/stockholders, employees and agents) against any member of the Kellanova Group or the WKKC Group to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) (x) the business, operations and activities of the WKKC Business as conducted at any time prior to the Effective Time by either Party or any of its current or former Subsidiaries (including any terminated, divested or discontinued business, operations and activities of the WKKC Business), (y) any WKKC Asset or (z) the other business, operations, activities or Liabilities of WKKC referred to in clauses (i) through (vii) of this Section 2.3(a), including Liabilities to the extent relating to, arising out of or resulting from the claims set forth on Schedule 2.3(a)(viii); provided, that, notwithstanding the foregoing, the Parties agree that any Liabilities of any member of the Kellanova Group pursuant to the Ancillary Agreements shall not be WKKC Liabilities but instead shall be Kellanova Liabilities.

(b) Kellanova Liabilities. For the purposes of this Agreement, “Kellanova Liabilities” shall mean all Liabilities of either Party or the members of its Group as of the Effective Time, other than the WKKC Liabilities, it being understood that, notwithstanding anything herein to the contrary, the Kellanova Liabilities shall include:

(i) all Liabilities arising out of claims made by any Third Party (including Kellanova’s or WKKC’s respective directors, officers, shareholders/stockholders, employees and agents) against any member of the Kellanova Group or the WKKC Group to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) the Kellanova Business or the Kellanova Assets;

(ii) all accounts payable other than WKKC Accounts Payable;

(iii) all advertising, consumer and trade promotion Liabilities other than the WKKC AP&T Liabilities;

(iv) the Corporate Liabilities; and

(v) the Liabilities listed or described on Schedule 2.3(b)(v).

2.4 Approvals and Notifications.

(a) Approvals and Notifications. To the extent that the transfer or assignment of any Asset, the assumption of any Liability, the Internal Reorganization or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed in writing between Kellanova and WKKC, neither Kellanova nor WKKC shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to a Party’s Group of any Asset or assumption by a Party’s Group of any Liability in connection with the Internal Reorganization or the Distribution would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the applicable Group of such Assets or the assumption by the applicable Group of such Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Assets or Liabilities shall continue to constitute Assets of the applicable Party to which such Assets were to be transferred or assigned, or Liabilities of the applicable Party by which such Liabilities were to be assumed, respectively, for all other purposes of this Agreement.

(c) Treatment of Delayed Assets and Delayed Liabilities. If any transfer or assignment of any Asset (or a portion thereof) or any assumption of any Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such Asset (or a portion thereof), a “Delayed Asset” and any such Liability (or a portion thereof), a “Delayed Liability”), then, insofar as reasonably possible and subject to applicable Law, the Person retaining such Delayed Asset or such Delayed Liability (the “Holding Person”), as the case may be, shall thereafter hold such Delayed Asset or Delayed Liability, as the case may be, on behalf of the Person entitled to the benefits of such Delayed Asset or obligated to discharge such Delayed Liability, as applicable (the “Receiving Person”) (at the expense of the Receiving Person). In addition, the Holding Person shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Asset or Delayed Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Receiving Person in order to place such Receiving Person in a substantially similar position as if such Delayed Asset or Delayed Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Asset or Delayed Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Asset or Delayed Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Receiving Person’s Group. Except as otherwise required by applicable Law, each Party shall, and shall cause the members of its Group to, (i) treat for all Tax purposes (x) any Delayed Asset as an Asset owned by the Party entitled to such Delayed Asset, and (y) any Delayed Liability as a Liability of the Party intended to be responsible for such Delayed Liability, in each case not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.

(d) Transfer of Delayed Assets and Delayed Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Asset or the deferral of assumption of any Delayed Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed Asset or the assumption of any Delayed Liability have been removed, the transfer or assignment of the applicable Delayed Asset or the assumption of the applicable Delayed Liability, as the case may be, shall be effected in accordance with the terms of this Agreement or the applicable Ancillary Agreement.

(e) Costs for Delayed Assets and Delayed Liabilities. Except as contemplated by Section 2.4(f) with respect to Transition Payables and Transition AP&T, no Holding Person shall be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Receiving Person or another member of the Receiving Person’s Group, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Receiving Person or another member of the Receiving Person’s Group; provided, however, that neither the Holding Person nor any member of the Holding Person’s Group shall knowingly allow the loss or diminution of value of any Delayed Asset without first providing the Receiving Person’s Group commercially reasonable notice of such potential loss or diminution in value and affording the Receiving Person’s Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.

(f) Transition Payables and Transition AP&T Liabilities. Notwithstanding anything in this Agreement to the contrary, the Parties agree that the Transition Payables and the Transition AP&T Liabilities shall be treated as Delayed Liabilities for all purposes under this Agreement, and shall be retained by Kellanova or the applicable member of its Group following the Effective Time until such Transition Payables and Transition AP&T Liabilities are satisfied in full and no longer outstanding. For so long as any Transition Payables or Transition AP&T Liabilities remain outstanding, Kellanova or the applicable member of its Group, as the Holding Person, shall use commercially reasonable efforts to make all payments required to be made to Third Parties in respect of such Transition Payables and Transition AP&T Liabilities, as and when due. On each Wednesday occurring after the Distribution Date until such time as no Transition Payables remain outstanding, Kellanova shall send WKKC an invoice setting forth in reasonable detail the amounts paid in respect of such Transition Payables and Transition AP&T Liabilities during the preceding week. WKKC shall promptly, and in any event within five (5) Business Days of receipt of such invoice, reimburse Kellanova for any such invoiced amount; provided, that, for the avoidance of doubt, if Kellanova fails to include any amounts paid in respect of any Transition Payables or Transition AP&T Liabilities in any such weekly invoice, Kellanova shall have the right to invoice WKKC at a later date and receive reimbursement from WKKC in respect thereof in accordance with this Section 2.4(f). Upon payment of any Transition Payable or Transition AP&T Liability by Kellanova or the applicable member of its Group, such Transition Payable or Transition AP&T Liability shall no longer be considered a Delayed Liability, and any further Liability in respect thereof (including any claim by the payee of such Transition Payable or Transition AP&T Liability or WKKC for an adjustment to the amount of such Transition Payable or Transition AP&T Liability or with respect to the quality of the goods or services received from such payee) shall be the sole responsibility of WKKC.

2.5 Novation of Liabilities.

(a) Novation of Liabilities. Each Party, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Kellanova Liabilities or WKKC Liabilities, as applicable, and obtain in writing the unconditional release of each member of the other Party’s Group that is a party to any such arrangements, so that, in any such case, the members of the WKKC Group shall be solely responsible for such WKKC Liabilities and the members of the Kellanova Group shall be solely responsible for such Kellanova Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Kellanova nor WKKC shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(b) Unreleased Liabilities. Subject to Section 2.4(f), if the Parties are unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and a member of either Group (the “Bound Member”) continues to be bound by any such arrangement or responsible for any such Liabilities with respect to which such Bound Member would not be bound or responsible had such required consent, substitution, approval, amendment or release been obtained (each, an “Unreleased Liability”), the Party to whose Group such Liability is allocated under this Agreement (the “Designated Party”) shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such Bound Member, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Bound Member’s Group that constitute Unreleased Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to the time any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Bound Member’s Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Liabilities shall otherwise become assignable or able to be novated, the Bound Member shall promptly assign, or cause to be assigned, and the Designated Party or the applicable member of its Group shall assume, such Unreleased Liabilities without exchange of further consideration.

2.6 Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a) On or prior to the Effective Time or as soon as practicable thereafter, each of Kellanova and WKKC shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Kellanova Group removed as guarantor of or obligor for any WKKC Liability to the extent that such guarantee or obligation relates to WKKC Liabilities, including the removal of any Security Interest on or in any Kellanova Asset that may serve as collateral or security for any such WKKC Liability; and (ii) have any member(s) of the WKKC Group removed as guarantor of or obligor for any Kellanova Liability to the extent that such guarantee or obligation relates to Kellanova Liabilities, including the removal of any Security Interest on or in any WKKC Asset that may serve as collateral or security for any such Kellanova Liability.

(b) To the extent required to obtain a release from a guarantee of:

(i) any member of the Kellanova Group, WKKC shall (or shall cause a member of the WKKC Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Kellanova Asset that may serve as collateral or security for any WKKC Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which WKKC (or any member of the WKKC Group) would be reasonably unable to comply or (B) which WKKC (or any member of the WKKC Group) would not reasonably be able to avoid breaching; and

(ii) any member of the WKKC Group, Kellanova shall (or shall cause a member of the Kellanova Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any WKKC Asset that may serve as collateral or security for any Kellanova Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Kellanova (or any member of the Kellanova Group) would be reasonably unable to comply or (B) which Kellanova (or any member of the Kellanova Group) would not reasonably be able to avoid breaching.

(c) If Kellanova or WKKC is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Kellanova and WKKC, on behalf of itself and the other members of their respective Groups, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any guarantee, Contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

(d) Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the foregoing obligations shall not apply to, and there shall be no obligation on either Party or any member of their respective Groups to seek releases or replacements of, any guarantees provided in respect of any distribution center leased by Kellanova or any of its Subsidiaries prior to the Effective Time, including any WKKC DC.

2.7 Termination of Agreements.

(a) Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, WKKC and each member of the WKKC Group, on the one hand, and Kellanova and each member of the Kellanova Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among WKKC or any member of the WKKC Group, on the one hand, and Kellanova or any member of the Kellanova Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iii) any intercompany payables or receivables accrued as of the Effective

Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Kellanova or WKKC, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (v) the agreements set forth on Schedule 2.7(b).

(c) All of the intercompany payables and receivables between any member of the Kellanova Group, on the one hand, and any member of the WKKC Group, on the other hand, outstanding as of the Effective Time shall, at the Effective Time or as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Kellanova in its sole and absolute discretion.

2.8 Treatment of Shared Contracts.

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree in writing, the Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together to partially assign or divide the respective rights and obligations under and in respect of each Shared Contract, such that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the WKKC Group or the Kellanova Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the WKKC Business or the Kellanova Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.

(b) Except as otherwise required by applicable Law, each of Kellanova and WKKC shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.

(c) Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8.

2.9 Bank Accounts; Cash Balances.

(a) Each Party shall, and shall cause the members of their respective Groups to, take all actions necessary such that, on or prior to the Effective Time, the Kellanova Group and the WKKC Group maintain separate bank accounts and separate cash management processes. Without limiting the foregoing, each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by WKKC or any other member of the WKKC Group (collectively, the “WKKC Accounts”) and all Contracts governing each bank or brokerage account owned by Kellanova or any other member of the Kellanova Group (collectively, the “Kellanova Accounts”) so that each such WKKC Account and Kellanova Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Kellanova Account or WKKC Account, respectively, is de-linked from such Kellanova Account or WKKC Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the WKKC Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by WKKC or a member of the WKKC Group.

(c) It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Kellanova Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Kellanova or a member of the Kellanova Group.

(d) With respect to any outstanding checks issued or payments initiated by Kellanova, WKKC, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively, and such Person or Group owning such account shall not have any claim with respect to such check or payment from the members of the other Group.

(e) As between Kellanova and WKKC (and the members of their respective Groups), all payments made, and reimbursements, credits, returns, or rebates received, after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party (or member of its Group) entitled thereto and, promptly following receipt by such Party (or member of its Group) of any such payment or reimbursement, credit, return or rebate such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

(f) It is understood and agreed that, effective as of the Effective Time (and after giving effect to the Cash Transfer), WKKC and members of the WKKC Group shall have cash and cash equivalents in an aggregate amount equal to the WKKC Cash Amount. For purposes of determining the amount of cash and cash equivalents held by WKKC and members of the WKKC Group for purposes of the foregoing, cash and cash equivalents held in currency other than U.S. dollars will be translated into U.S. dollars based on the exchange rate selected by Kellanova.

(g) [Within fifteen (15) days after the Distribution Date, Kellanova shall deliver to WKKC a good faith calculation of the aggregate amount of cash and cash equivalents (net of any overdrafts) held by the WKKC Group as of the Effective Time (the “Final Cash Balance”). Kellanova’s calculation of the Final Cash Balance shall be final, binding, conclusive and non-appealable on WKKC for all purposes of this Agreement and, for the avoidance of doubt, shall not be subject to further adjustment as a result of payments required to be made by one Party to the other after the Effective Time under this Agreement or under any Ancillary Agreement. If the Final Cash Balance exceeds the WKKC Cash Amount, then WKKC shall pay or cause to be paid an amount in cash equal to such difference to Kellanova by wire transfer of immediately available funds to an account or accounts designated in writing by Kellanova to WKKC within five (5) Business Days after the date of delivery of the Final Cash Balance by Kellanova. If the Final Cash Balance is less than the WKKC Cash Amount, then Kellanova shall pay or cause to be paid an amount in cash equal to the absolute value of such difference to WKKC by wire transfer of immediately available funds to an account or accounts designated in writing by WKKC to Kellanova within five (5) Business Days after the date of delivery of the Final Cash Balance by Kellanova. Any such payment shall be treated by the Parties for all purposes as an adjustment to the Cash Transfer that occurred immediately prior to the Distribution.]

2.10 Ancillary Agreements. Effective on or prior to the Effective Time, each of Kellanova and WKKC will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party (other than the Distribution Center Sublease Agreements).

2.11 Disclaimer of Representations and Warranties. EACH OF KELLANOVA (ON BEHALF OF ITSELF AND EACH MEMBER OF THE KELLANOVA GROUP) AND WKKC (ON BEHALF OF ITSELF AND EACH MEMBER OF THE WKKC GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO: (A) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR APPROVALS REQUIRED IN

CONNECTION THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12 WKKC Financing Arrangements.

(a) Prior to the Effective Time and pursuant to the Internal Reorganization Step Plan, (i) WKKC will enter into one (1) or more financing arrangements and agreements (the “WKKC Financing Arrangements”), pursuant to which it shall borrow prior to the Effective Time a principal amount of not less than [•] dollars ($[•]) (the “WKKC Debt”) and (ii) WKKC shall distribute, convey or otherwise transfer to Kellanova, in the manner determined by Kellanova, a portion (as determined by Kellanova in its sole discretion) of the proceeds of the WKKC Debt to Kellanova, as partial consideration for the transfer of WKKC Assets to WKKC in the Contribution pursuant to Section 2.1 (such distribution, conveyance or transfer, the “Cash Transfer”). Kellanova and WKKC agree to take all necessary actions to assure the full release and discharge of Kellanova and the other members of the Kellanova Group from all obligations pursuant to the WKKC Financing Arrangements as of no later than the Effective Time.

(b) Prior to the Effective Time, Kellanova and WKKC shall cooperate in the preparation of all materials as may be necessary or advisable to execute the WKKC Financing Arrangements.

2.13 Financial Information Certifications. Kellanova’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to WKKC as its Subsidiary. In order to enable the principal executive officer and principal financial officer of WKKC to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the Distribution in respect of any quarterly or annual fiscal period of WKKC that begins on or prior to the Distribution Date in respect of which financial statements are not included in the Form 10 (a “Straddle Period”), Kellanova, within a reasonable period of time following a written request from WKKC, shall provide WKKC with one (1) or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financial reporting, which certification(s) shall (a) be with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (b) be in substantially the same form as those that had been provided by officers or employees of Kellanova in similar certifications delivered prior to the Distribution Date, with such changes thereto as Kellanova may reasonably determine. Such certification(s) shall be provided by Kellanova (and not by any officer or employee in their individual capacity).

ARTICLE III

THE DISTRIBUTION

3.1 Sole and Absolute Discretion; Cooperation.

(a) Kellanova shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Kellanova may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Kellanova’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b) WKKC shall cooperate with Kellanova to accomplish the Distribution and shall, at Kellanova’s direction, promptly take any and all actions, necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of WKKC Shares on the Form 10. Kellanova shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation or exchange agent and financial, legal, accounting and other advisors for Kellanova. WKKC and Kellanova, as the case may be, will provide to the Distribution Agent any information required in order to complete the Distribution.

3.2 Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NYSE. Kellanova shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) WKKC Certificate of Incorporation and WKKC Bylaws. On or prior to the Distribution Date, Kellanova and WKKC shall take all necessary actions so that, as of the Effective Time, the WKKC Certificate of Incorporation and the WKKC Bylaws, each in substantially the form filed as an exhibit to the Form 10, shall become the certificate of incorporation and bylaws of WKKC, respectively.

(c) WKKC Directors and Officers. On or prior to the Distribution Date, Kellanova and WKKC shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of WKKC shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) [(other than those set forth on Schedule 3.2(c))] shall have resigned from his or her position, if any, as a member of the Kellanova Board or as an executive officer of Kellanova; and (iii) WKKC shall have such other officers as WKKC shall appoint.

(d) NYSE Listing. WKKC shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the WKKC Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(e) Securities Law Matters. WKKC shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Kellanova and WKKC shall cooperate in preparing, filing with the SEC and causing to become effective registration statements, including on Form S-8, or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Kellanova and WKKC will prepare, and WKKC will, to the extent required under applicable Law, file with the SEC, any such documentation and any requisite no-action letters that Kellanova determines are necessary or desirable to effectuate the Distribution, and Kellanova and WKKC shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Kellanova and WKKC shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f) Availability of Information Statement. Kellanova shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Kellanova Board has approved the Distribution, cause a Notice of Internet Availability of the Information Statement or the Information Statement to be mailed to the Record Holders.

(g) The Distribution Agent. Kellanova shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(h) Stock-Based Employee Benefit Plans. Kellanova and WKKC shall take all actions as may be necessary to approve the grants of adjusted equity awards by Kellanova (in respect of Kellanova Shares) and WKKC (in respect of WKKC Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

3.3 Conditions to the Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by Kellanova in its sole and absolute discretion, of the following conditions:

(i) The Kellanova Board shall have approved the Distribution, which approval may be given or withheld at its absolute and sole discretion;

(ii) The SEC shall have declared effective the Form 10; no stop order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC;

(iii) A Notice of Internet Availability of the Information Statement or the Information Statement shall have been mailed to the Record Holders;

(iv) The WKKC Shares to be distributed to the Kellanova stockholders in the Distribution shall have been accepted for listing on NYSE or another national securities exchange approved by the Kellanova Board, subject to official notice of distribution;

(v) The transfer of the WKKC Assets (other than any Delayed Asset) and WKKC Liabilities (other than any Delayed Liability) contemplated to be transferred from Kellanova to WKKC on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Kellanova Assets (other than any Delayed Asset) and Kellanova Liabilities (other than any Delayed Liability) contemplated to be transferred from WKKC to Kellanova on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Internal Reorganization Step Plan;

(vi) Kellanova shall have received a private letter ruling from the U.S. Internal Revenue Service, in form and substance satisfactory to the Kellanova Board in its sole and absolute discretion, to the effect that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, (A) the Contribution and Distribution will qualify for non-recognition of gain or loss to Kellanova and WKKC pursuant to Sections 368 and 355 of the Code and (B) the Distribution will qualify for non-recognition of gain or loss to Kellanova’s stockholders pursuant to Section 355 of the Code, except to the extent of cash received in lieu of fractional shares, and such private letter ruling shall remain in effect as of the Distribution Date;

(vii) Kellanova shall have received an opinion from Kellanova’s outside tax counsel, in form and substance satisfactory to the Kellanova Board in its sole and absolute discretion, that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, (A) the Contribution and Distribution will qualify for non-recognition of gain or loss to Kellanova and WKKC pursuant to Sections 368 and 355 of the Code and (B) the Distribution will qualify for non-recognition of gain or loss to Kellanova’s stockholders pursuant to Section 355 of the Code, except to the extent of cash received in lieu of fractional shares;

(viii) Kellanova shall have obtained one or more opinions from an independent nationally recognized valuation advisory firm, in form and substance satisfactory to the Kellanova Board in its sole and absolute discretion, to the effect that (A) WKKC has adequate surplus to declare the Cash Transfer, (B) following the Distribution, Kellanova, on the one hand, and WKKC, on the other hand, will be solvent and adequately capitalized, and (C) Kellanova has adequate surplus to declare the applicable dividend to the Record Holders;

(ix) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority;

(x) Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto;

(xi) No order, injunction or decree that would prevent the consummation of all or any portion of the Distribution shall be threatened, pending or issued (and still in effect) by any Governmental Authority of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(xii) WKKC shall have consummated the WKKC Financing Arrangements in accordance with Section 2.12(a), Kellanova shall have received the proceeds from the Cash Transfer, and Kellanova shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no Liability whatsoever under the WKKC Financing Arrangements; and

(xiii) No other events or developments shall exist or shall have occurred that, in the judgment of the Kellanova Board, in its sole and absolute discretion, makes it inadvisable to effect the Internal Reorganization, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b) The foregoing conditions are for the sole benefit of Kellanova and shall not give rise to or create any duty on the part of Kellanova or the Kellanova Board to waive or not waive any such condition or in any way limit Kellanova’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Kellanova Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties.

3.4 The Distribution.

(a) Subject to Section 3.3, on or prior to the Effective Time, WKKC will deliver to the Distribution Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding WKKC Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Kellanova Shares to instruct the Distribution Agent to distribute at the Effective Time the appropriate number of WKKC Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. WKKC will not issue paper stock certificates in respect of the WKKC Shares. The Distribution shall be effective at the Effective Time.

(b) Subject to Section 3.3 and Section 3.4(c), each Record Holder will be entitled to receive in the Distribution [•] WKKC Share[s] for every [•] Kellanova Share[s] held by such Record Holder on the Record Date, rounded down to the nearest whole number.

(c) No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of WKKC. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a WKKC Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Kellanova shall direct the Distribution Agent to determine the number of whole and fractional WKKC Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at prevailing market prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Distribution Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokerage fees and commissions. None of Kellanova, WKKC or the Distribution Agent will be required to guarantee any minimum sale price for the fractional WKKC Shares sold in accordance with this Section 3.4(c). Neither Kellanova nor WKKC will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Kellanova or WKKC. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Kellanova Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d) Any WKKC Shares or cash in lieu of fractional shares with respect to WKKC Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to WKKC, and WKKC or its transfer agent on its behalf shall hold such WKKC Shares and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such WKKC Shares and cash, if any, in lieu of fractional share interests shall be obligations of WKKC, subject in each case to applicable escheat or other abandoned property Laws, and Kellanova shall have no Liability with respect thereto.

(e) Until the WKKC Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, WKKC will regard the Persons entitled to receive such WKKC Shares as record holders of WKKC Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. WKKC agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the WKKC Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the WKKC Shares then held by such holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims.

(a) WKKC Release of Kellanova. Except as provided in Section 4.1(c) and Section 4.1(d), effective as of the Effective Time, WKKC does hereby, for itself and each other member of the WKKC Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of any member of the WKKC Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Kellanova and the members of the Kellanova Group and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of any member of the Kellanova Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, members, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of WKKC or a member of the WKKC Group, in each case from: (A) all WKKC Liabilities (including such Liabilities arising under the Comprehensive Environmental Response, Compensation and Liability Act), (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Internal Reorganization and the Distribution and (C) all Liabilities (including such Liabilities arising under the Comprehensive Environmental Response, Compensation and Liability Act) arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the WKKC Business, the WKKC Assets or the WKKC Liabilities. Notwithstanding anything to the foregoing, WKKC shall not be deemed to have released any claim, defense, fact or circumstance, which WKKC determines after the Effective Time is necessary or desirable to defend against any Action brought by any director, officer, employee, contractor, or agent or to prosecute any claim or Action against any director officer, employee, contractor or agent relating to the work such individual performed for the WKKC Group prior to the Effective Time.

(b) Kellanova Release of WKKC. Except as provided in Section 4.1(c) and Section 4.1(d), effective as of the Effective Time, Kellanova does hereby, for itself and each other member of the Kellanova Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of any member of the Kellanova Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) WKKC and the members of the WKKC Group and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of any member of the WKKC Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, members, agents or employees of a member of the Kellanova Group and who are not, as of immediately following the Effective Time, directors, officers or employees of Kellanova or a member of the Kellanova Group from (A) all Kellanova Liabilities (including such Liabilities arising under the Comprehensive Environmental Response, Compensation and Liability Act), (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Internal Reorganization and the Distribution and (C) all Liabilities (including such Liabilities arising under the Comprehensive Environmental Response, Compensation and Liability

Act) arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Kellanova Business, the Kellanova Assets or the Kellanova Liabilities. Notwithstanding anything to the foregoing, Kellanova shall not be deemed to have released any claim, defense, fact or circumstance, which Kellanova determines after the Effective Time is necessary or desirable to defend against any Action brought by any director, officer, employee, contractor, or agent or to prosecute any claim or Action against any director officer, employee, contractor or agent relating to the work such individual performed for the Kellanova Group prior to the Effective Time.

(c) Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Kellanova Group or any members of the WKKC Group that is specified in Section 2.7(b) as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv) any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Kellanova Group from honoring its existing obligations to indemnify any director, officer or employee of WKKC who was a director, officer or employee of any member of the Kellanova Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if any portion of the underlying obligation giving rise to such Action is a WKKC Liability, WKKC shall indemnify

Kellanova for such portion of such Liability (including Kellanova’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV. Nothing contained in Section 4.1(b) shall release any member of the WKKC Group from honoring its existing obligations to indemnify any director, officer or employee of Kellanova who was a director, officer or employee of any member of the WKKC Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if any portion of the underlying obligation giving rise to such Action is a Kellanova Liability, Kellanova shall indemnify WKKC for such portion of such Liability (including Kellanova’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) No Claims. WKKC shall not make, and shall not permit any other member of the WKKC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Kellanova or any other member of the Kellanova Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Kellanova shall not make, and shall not permit any other member of the Kellanova Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against WKKC or any other member of the WKKC Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by WKKC. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, WKKC shall, and shall cause the other members of the WKKC Group to, indemnify, defend and hold harmless Kellanova, each member of the Kellanova Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Kellanova Indemnitees”), from and against any and all Liabilities of the Kellanova Indemnitees to the extent relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any WKKC Liability;

(b) any failure of WKKC, any other member of the WKKC Group or any other Person to pay, perform or otherwise promptly discharge any WKKC Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by WKKC or any other member of the WKKC Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a Kellanova Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the WKKC Group by any member of the Kellanova Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if WKKC shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.

4.3 Indemnification by Kellanova. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Kellanova shall, and shall cause the other members of the Kellanova Group to, indemnify, defend and hold harmless WKKC, each member of the WKKC Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “WKKC Indemnitees”), from and against any and all Liabilities of the WKKC Indemnitees to the extent relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Kellanova Liability;

(b) any failure of Kellanova, any other member of the Kellanova Group or any other Person to pay, perform or otherwise promptly discharge any Kellanova Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by Kellanova or any other member of the Kellanova Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a WKKC Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Kellanova Group by any member of the WKKC Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Kellanova’s name in the Form 10, the Information Statement (as amended or supplemented if WKKC shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(e) shall be the only statements made explicitly in Kellanova’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by WKKC.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c) Any Indemnity Payment otherwise owed under this Agreement will be reduced by the Tax Benefits Actually Realized (as defined in the Tax Matters Agreement) by the Indemnitee and its Affiliates in accordance with, and subject to, the principles set forth or referred to in Section 2.5 of the Tax Matters Agreement, and shall be increased in accordance with, and subject to, the principles set forth or referred to in Section 2.5 of the Tax Matters Agreement.

4.5 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Kellanova Group or the WKKC Group of any claim or of the commencement by any such Person of any Action (a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Such notice shall also clearly state that, if the Indemnifying Party desires to assume defense of such Third-Party Claim pursuant to Section 4.5(b), the Indemnifying Party must so elect within thirty (30) days after receipt of such notice. Notwithstanding the foregoing, the failure of an Indemnitee to provide timely notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first acknowledge to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in any or all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim, then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. If an Indemnifying Party fails to notify an Indemnitee of its election to assume defense of such Third-Party Claim within such thirty (30) day period after receipt of (1) a written notice from such Indemnitee in accordance with Section 4.5(a) and (2) a second written notice from such Indemnitee at least two (2) Business Days prior to the end of such thirty (30) day period, then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses (including attorneys’ fees) incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses (including attorneys’ fees) incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense; provided, that the Indemnifying Party shall not be liable for any fees and expenses (including attorneys’ fees) incurred by it in connection with the defense of such Third-Party Claim if its assumption of the defense of such Third-Party Claim was induced by material mistruths by the Indemnitee. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable and documented fees and expenses (including attorneys’ fees) incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that does not elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Section 6.7 and Section 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any outside legal counsel to the Indemnitee reasonably determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ one firm of separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable and documented fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, conditioned or delayed, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party delivers to the other Party (i) a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder (which notice clearly states that the Party receiving such notice must respond to the notice within ten (10) Business Days or within any such shorter time period that may be required by applicable Law or court order (the “Settlement Response Period”)) and (ii) a second written notice at least two (2) Business Days prior to the end of the Settlement Response Period, and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within the Settlement Response Period, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f) Tax Matters Agreement Governs. The above provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes (it being understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party promptly following the Indemnitee becoming aware of such claim (which notice clearly states that the Indemnifying Party must respond to the notice within thirty (30) days (the “Indemnification Response Period”)) (provided that the failure of an Indemnitee to provide prompt notice in accordance with this Section 4.6(b) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide prompt notice in accordance with this Section 4.6(b)). If the Indemnitee provides a second written notice at least two (2) Business Days prior to the end of the Indemnification Response Period and such Indemnifying Party does not respond within the Indemnification Response Period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within the Indemnification Response Period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason (other than pursuant to the terms hereof), or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or Actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed Assets or Delayed Liabilities of WKKC (except for the gross negligence or intentional misconduct of a member of the Kellanova Group) or with the ownership, operation or activities of the WKKC Business prior to the Effective Time shall be deemed to be the fault of WKKC and the other members of the WKKC Group, and no such fault shall be deemed to be the fault of Kellanova or any other member of the Kellanova Group; and (ii) any fault associated with the business conducted with Delayed Assets or Delayed Liabilities of Kellanova (except for the gross negligence or intentional misconduct of a member of the WKKC Group) or with the ownership, operation or activities of the Kellanova Business prior to the Effective Time, shall be deemed to be the fault of Kellanova and the other members of the Kellanova Group, and no such fault shall be deemed to be the fault of WKKC or any other member of the WKKC Group.

4.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption or retention of any WKKC Liabilities by WKKC or a member of the WKKC Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is unlawful, a breach of fiduciary or other duty, void, unenforceable, unconscionable, inequitable or otherwise improper for any reason; (b) the assumption or retention of any Kellanova Liabilities by Kellanova or a member of the Kellanova Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is unlawful, a breach of fiduciary or other duty, void, unenforceable, unconscionable, inequitable or otherwise improper for any reason or (c) the provisions of this Article IV are unlawful, a breach of fiduciary or other duty, void, unenforceable, unconscionable, inequitable or otherwise improper for any reason.

4.9 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10 Survival of Indemnities. The rights and obligations of each of Kellanova and WKKC and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Insurance Matters.

(a) After the Effective Time, with respect to any WKKC Liabilities incurred by any member of the WKKC Group arising from or relating to facts, circumstances, events or matters that occurred prior to the Effective Time with respect to which Kellanova or a member of its Group maintains Third Party occurrence-based insurance coverage, Kellanova will provide WKKC with access to, and WKKC may make occurrence-based claims under, such applicable Third Party occurrence-based insurance policies in place immediately prior to the Effective Time (to the extent coverage remains available), but solely to the extent that such policies provided coverage for members of the WKKC Group or the WKKC Business for occurrence-based claims prior to the Effective Time; provided, that WKKC shall access and make occurrence-based claims under such insurance policies in good faith and in a manner consistent with past practice; provided, further, that such access to, and the right to make occurrence-based claims under, such insurance policies shall be subject to the terms, conditions and exclusions of such insurance policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i) WKKC shall notify Kellanova as promptly as practicable of any claim made by WKKC pursuant to this Section 5.1(a);

(ii) WKKC and the members of the WKKC Group shall indemnify, hold harmless and reimburse Kellanova and the members of the Kellanova Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses (“Claim Costs”) incurred by Kellanova or any member of the Kellanova Group to the extent resulting from any access to, or any claims made by WKKC or any members of the WKKC Group under, any insurance provided pursuant to this Section 5.1(a), whether such claims are made by WKKC, its employees or any Third Parties; provided, that WKKC and the members of the WKKC Group shall only be required to indemnify Kellanova and the members of the Kellanova Group to the extent such Claim Costs exceeds payments received by Kellanova or another member of the Kellanova Group from a Captive Insurer or any other Person in respect of any claims made by WKKC or any member of the WKKC Group under any insurance provided pursuant to this Section 5.1(a); and

(iii) WKKC shall exclusively bear (and neither Kellanova nor any member of the Kellanova Group shall have any obligation to repay or reimburse WKKC or any member of the WKKC Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts (including where any insurer declines, denies, delays or obstructs any claim payment) of all such claims made by it or any member of its Group under the policies as provided for in this Section 5.1(a).

(b) Notwithstanding the foregoing, WKKC shall promptly remit to Kellanova any Insurance Proceeds received pursuant to Section 5.1(a) to the extent such Insurance Proceeds cover Losses that were remedied prior to the Effective Time or that were suffered by Kellanova or its Subsidiaries prior to the Effective Time.

(c) Except as expressly provided in Section 5.1(a), and subject to the limitation in Section 5.1(b), from and after the Effective Time, WKKC, each member of the WKKC Group and each of their respective employees (including former or inactive employees) shall cease be insured by, shall have no access or availability to or under, shall not be entitled to make claims on or under and shall not be entitled to claim benefits from or seek coverage under, and shall not have any rights to or under, any of Kellanova’s or any member of the Kellanova Group’s insurance policies or any of their respective self-insured programs (including any assets or insurance policies or programs of any Captive Insurer) in place immediately prior to the Effective Time. In no event shall Kellanova, any other member of the Kellanova Group or any Kellanova Indemnitee have Liability or obligation whatsoever to any member of the WKKC Group in the event that any (i) insurance policy or insurance policy related Contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the WKKC Group for any reason whatsoever or shall be cancelled, not renewed or not extended beyond the current expiration date or (ii) any insurer declines, denies, delays or obstructs any claim payment.

(d) At the Effective Time, WKKC shall have in effect all insurance programs required to comply with WKKC’s contractual obligations and such other policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to that of WKKC.

(e) Neither WKKC nor any member of the WKKC Group, in connection with making a claim under any insurance policy of Kellanova or any member of the Kellanova Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between Kellanova or any member of the Kellanova Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Kellanova or any member of the Kellanova Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Kellanova or any member of the Kellanova Group under the applicable insurance policy; provided, that WKKC’s, any member of the WKKC Group’s, any of their respective employees’ or any Third Party’s making of a claim pursuant to Section 5.1(a) shall not be deemed to be an action that triggers the foregoing clauses (i), (ii) or (iii).

(f) Any payments, costs, adjustments or reimbursements to be paid by WKKC pursuant to this Section 5.1 shall be billed quarterly and payable within thirty (30) days from receipt of an invoice from Kellanova. Kellanova shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any WKKC Liabilities or claims WKKC has made or could make in the future, and no member of the WKKC Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Kellanova’s insurers with respect to any of Kellanova’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. WKKC shall cooperate with Kellanova and share such information as is reasonably necessary in order to permit Kellanova to manage and conduct its insurance matters as Kellanova deems appropriate. Each Party and any member of its applicable Group has the sole right to settle or otherwise resolve Third Party claims made against it or any member of its applicable Group covered under an applicable insurance policy.

(g) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Kellanova Group in respect of any insurance policy or any other contract or policy of insurance.

(h) WKKC does hereby, for itself and each other member of the WKKC Group, agree that no member of the Kellanova Group shall have any Liability whatsoever as a result of the insurance policies and practices of Kellanova and the members of the Kellanova Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(i) For the avoidance of doubt, this Section 5.1 shall not be deemed to apply or relate to any Benefit Plan.

5.2 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of a notice of non-payment) shall accrue interest from the fifth day following the due date to and including the date of payment, at the three-month Secured Overnight Financing Rate (SOFR) plus two percent (2.0%); provided that the party to whom a payment is due pursuant to this Agreement or any Ancillary Agreement may, if such payment is not timely made, issue a notice of non-payment notifying the other party that the Penalty Rate shall apply if payment in full is not made by the fifteenth (15th) day following the date of delivery of such notice of non-payment. For purposes hereof, the “Penalty Rate” shall mean the three-month Secured Overnight Financing Rate (SOFR) plus eight percent (8.0%).

5.3 Treatment of Payments for Tax Purposes. For all applicable Tax purposes, the Parties agree to treat any payment required by this Agreement as set forth in Section 5.4 of the Tax Matters Agreement.

5.4 Inducement. WKKC acknowledges and agrees that Kellanova’s willingness to cause, effect and consummate the Internal Reorganization and the Distribution has been conditioned upon and induced by WKKC’s covenants and agreements in this Agreement and the Ancillary Agreements, including WKKC’s assumption of the WKKC Liabilities pursuant to the Internal Reorganization and the provisions of this Agreement and WKKC’s covenants and agreements contained in Article IV.

5.5 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

5.6 Distribution Center Sublease Agreements. On the date that is the second (2nd) anniversary of the Distribution Date (or such other date as mutually agreed in writing by the Parties), Kellanova and WKKC shall, or shall cause the applicable members of their respective Groups to, execute and deliver the Distribution Center Sublease Agreements in substantially the form attached hereto as Exhibit C.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY; OTHER COVENANTS

6.1 Agreement for Exchange of Information.

(a) Subject to Section 6.9 and any other applicable confidentiality obligations, each of Kellanova and WKKC, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party requests to the extent that (i) such information relates to the WKKC Business, or any WKKC Asset or WKKC Liability, if WKKC is the requesting Party, or to the Kellanova Business, or any Kellanova Asset or Kellanova Liability, if Kellanova is the requesting Party; (ii) such information is required by the requesting Party or its Group to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party or its Group to comply with any Laws or regulations or stock exchange rules or obligations imposed by any Governmental Authority, including the obligation to verify the accuracy of internal controls over information technology reporting of financial data and related processes employed in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (it being understood that in the case of such verification, the obligations set forth in this sentence shall apply to access to the facilities, systems, infrastructure and personnel of the applicable Party or its Group); provided, however, that in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information or its Group, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of either Party under Section 6.4. Each Party shall cause its and its Subsidiaries’ employees to, and shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of any Party or its Subsidiaries, or when given access to any facilities, systems, infrastructure or personnel of the other Party or any members of its Group, conform to the policies and procedures of such Party and its Group concerning health, safety, conduct and security that are made known or provided to the accessing Party from time to time.

(b) Without limiting the generality of the foregoing, until the end of the WKKC fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2 Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements) or constitute a grant of rights in or to any such information.

6.3 Compensation for Providing Information. The Party requesting information pursuant to Section 6.1 agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable out-of-pocket costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information).

6.4 Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control, or in the possession or control of any member of their respective Group, at the Effective Time in accordance with the record retention policies of Kellanova as in effect at the Effective Time (copies of which shall be provided to WKKC prior to the Effective Time) or such other policies as may be mutually agreed by Kellanova and WKKC. Notwithstanding the foregoing, the Tax Matters Agreement will exclusively govern the retention of Tax-related records and the exchange of Tax-related information, and the Employee Matters Agreement will exclusively govern the maintenance and retention of employment and benefits related records.

6.5 Limitations of Liability. Neither Party nor any member of its Group shall have any Liability to the other Party or any member of its Group in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith, fraud or willful misconduct by the Party providing such information. Neither Party nor any member of its Group shall have any Liability to any other Party or any member of its Group if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b) Any Party or any member of its Group that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7 Production of Witnesses; Records; Cooperation.

(a) After the Effective Time, except in the case of a Dispute between Kellanova and WKKC, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions other than those between Kellanova and WKKC, or any members of their respective Groups.

(d) The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such Person or the employer of such Person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Kellanova Group and the WKKC Group, and that each of the members of the Kellanova Group and the WKKC Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered, unless agreed otherwise, solely for the benefit of the Kellanova Group or the WKKC Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to or retention by the other Party of materials existing as of the Effective Time that are necessary for such other Party to perform or receive such services.

(b) The Parties agree as follows:

(i) Kellanova shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Kellanova Business and not to the WKKC Business, whether or not the Privileged Information is in the possession or under the control of any member of the Kellanova Group or any member of the WKKC Group. Kellanova shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Kellanova Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Kellanova Group or any member of the WKKC Group;

(ii) WKKC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the WKKC Business and not to the Kellanova Business, whether or not the Privileged Information is in the possession or under the control of any member of the WKKC Group or any member of the Kellanova Group. WKKC shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any WKKC Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the WKKC Group or any member of the Kellanova Group; and

(iii) If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Kellanova Business, solely to the WKKC Business, or to both the Kellanova Business and the WKKC Business.

(c) Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one (1) or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) In the event of any Dispute between Kellanova and WKKC, or any members of their respective Groups, either Party may waive a privilege in information relating to the Dispute in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall (unless prohibited by Law) promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Kellanova and WKKC set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense or common interest agreements where necessary or useful for this purpose.

6.9 Confidentiality.

(a) Confidentiality. Subject to Section 6.10, and without prejudice to any longer period that may be provided for in any of the Ancillary Agreements, from and after the Effective Time until the seven (7)-year anniversary of the Effective Time, each of Kellanova and WKKC, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Kellanova’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves known by such Party (or any member of such Party’s Group) to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. Notwithstanding the foregoing seven (7)-year period, Kellanova’s and WKKC’s obligations with respect to confidential and proprietary information that constitutes Trade Secrets shall survive and continue for so long as such confidential and proprietary information retains its status as a Trade Secret. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c) Third Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally-protected personal information relating to, Third Parties (i) that was received under privacy policies or notices or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies or notices, as well as applicable data privacy Laws or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally-protected personal information relating to, Third Parties in accordance with the obligations outlined in the applicable privacy policies or notices and applicable data privacy Laws or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand[, including as set forth in the Data Processing Agreement].

6.10 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information of the other Party pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

6.11 [Restrictive Covenants.

(a) Non-Competition. Each Party covenants and agrees that, from the Effective Time until the second anniversary of the Effective Time, neither Party will, and will cause each other member of its respective Group not to, directly or indirectly, own, invest in, operate, manage, control, participate or engage in any Restricted Business (in each case, as applicable) without the prior written consent of the other Party; provided, that nothing in this Section 6.11(a) will prohibit (i) the ownership by Kellanova or WKKC, as the case may be, or any member of its respective Group, of debt, equity or any other class of securities of any Person that owns, invests in, operates, manages, controls, participates or engages directly or indirectly in a Restricted Business (as applicable), provided ownership of such securities (either directly, indirectly or upon conversion) is less than 5% of such class of securities of such Person, (ii) acquiring (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise) a Person engaged in a Restricted Business together with other lines of business if no more than 20%

of such Person’s revenues were derived from a Restricted Business (measured by the most current annual financial statements published or prepared by the acquired Person in the ordinary course of business, (iii) continuing to hold any debt, equity or other class of securities of any Person that were held by the applicable Party or a member of its Group as of the Effective Time or (iv) exercising its rights or performing or complying with its obligations under this Agreement or any Ancillary Agreement.

(b) Remedies; Enforcement. Each Party acknowledges and agrees that (i) injury to the other Party from any breach of the obligations of such Party set forth in this Section 6.11 would be irreparable and impossible to measure and (ii) the remedies at Law for any breach or threatened breach of this Section 6.11, including monetary damages, would therefore be inadequate compensation for any loss and the other Party shall have the right to specific performance and injunctive or other equitable relief in accordance with Section 10.13, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. Each Party understands and acknowledges that the restrictive covenants and other agreements contained in this Section 6.11 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of the Parties that the provisions of this Section 6.11 shall be enforced to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 6.11 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion thereof in the particular jurisdiction in which such adjudication is made.]

ARTICLE VII

DISPUTE RESOLUTION

7.1 Transition Committee.

(a) Prior to the Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of an equal number of members from Kellanova and WKKC. The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. The Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of either Party or any member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such subcommittee any of the powers of the Transition Committee; and (c) combine, modify the scope of responsibility of, and disband any such subcommittee; and (d) modify or reverse any such delegations. The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 7.1(a), and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties. The Parties shall use the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision. Unless otherwise agreed by the Parties, the Transition Committee shall be dissolved on the date that is two years and six months after the Effective Time.

(b) Subject to Section 7.5, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are WKKC Assets or Kellanova Assets, any Liabilities are WKKC Liabilities or Kellanova Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the Transition Committee (the “Initial Notice”). Following the delivery of the Initial Notice, the Transition Committee shall attempt to resolve the Dispute through the procedures it is empowered to adopt in accordance with Section 7.1(a). If the Transition Committee is unable for any reason to resolve a Dispute within ten (10) days after the delivery of the Initial Notice, the Parties shall enter into good-faith negotiations in accordance with Section 7.2 and Section 7.3.

7.2 Good-Faith Officer Negotiation. If a Dispute is not resolved pursuant to Section 7.1, either Party may provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within ten (10) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Vice President and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within ten (10) days of receipt of the Officer Negotiation Request, and such ten (10) day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good faith negotiations in accordance with Section 7.3.

7.3 CEO Negotiation. If any Dispute is not resolved pursuant to Section 7.2, either Party may provide written notice of such Dispute to the Chief Executive Officer of the other Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within ten (10) days of receipt of a CEO Negotiation Request, and such ten (10) day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 7.4.

7.4 Arbitration.

(a) In the event that a Dispute has not been resolved within ten (10) days of the receipt of a CEO Negotiation Request in accordance with Section 7.3, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”), be submitted to be finally resolved by binding arbitration. The JAMS Comprehensive Arbitration Rules and Procedures with Expedited Procedures (“JAMS Expedited Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the Parties. The arbitration shall be held in (i) Chicago, Illinois or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.4 will be decided by a panel of three (3) arbitrators. The arbitrators shall be empowered to fully and finally determine the arbitrability of any claim (including whether a Dispute is within the scope of the Parties’ agreement to arbitrate).

(b) The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second (2nd) of the two (2) arbitrators was named, name a third (3rd), independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the JAMS Expedited Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third (3rd), then the third (3rd) independent arbitrator will be appointed pursuant to the JAMS Expedited Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days from the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such fifteen (15)-day period, then upon written application by either Party, the sole independent arbitrator will be appointed pursuant to the JAMS Expedited Rules.

(c) The arbitrators will have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrators will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, enhanced, treble, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrators following any grant of preliminary relief by an emergency arbitrator pursuant to Section 7.5, the arbitrators may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the interim relief as necessary to accord with that decision. The award of the arbitrators shall be final and binding on the Parties, and may be entered or enforced in any court of competent jurisdiction, including, without limitation any state or federal court within the state of [•] (which the parties hereby agree have jurisdiction over them to enforce any such award). The initiation of an Officer Negotiation Request, CEO Negotiation Request, or arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings (not to exceed thirty (30) days, unless the Parties agree otherwise). Notwithstanding applicable state Law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

(d) The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents or evidence submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the arbitrators and JAMS, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by Law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Article VII (including any proceedings to enforce a final award), that Party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the arbitrators) to be filed under seal, shall oppose any challenge by any Third Party to such sealing, and shall give the other Party immediate notice of such challenge.

(e) Notwithstanding the foregoing provisions of this Article VII, either Party may initiate arbitration before the expiration of the periods specified in Section 7.1(b), Section 7.2 and Section 7.3 if such Party has submitted an Initial Notice, Officer Negotiation Request or a CEO Negotiation Request and the other Party has failed to comply with Section 7.1(b), Section 7.2 or Section 7.3 in good faith with respect to such negotiation

7.5 Emergency Relief. Notwithstanding the foregoing provisions of this Article VII, a Party may seek preliminary provisional or injunctive judicial relief in accordance with Section 10.2 with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2, Section 7.3 and Section 7.4 if such action is reasonably necessary to avoid irreparable damage (such action, an “Emergency Petition”). Each Party hereto irrevocably agrees that any Emergency Petition sought hereunder shall be brought and determined exclusively in the [•] (the “Chosen Courts”). Each of the Parties hereto hereby irrevocably submits with regard to any such Emergency Petition for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any Emergency Petition in any court other than the Chosen Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Dispute with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Dispute in such court is brought in an inconvenient forum, (B) the venue of such Dispute is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each Party hereto hereby consents to the service of process in accordance with Section 10.5; provided that (I) nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law and (II) each such Party’s consent to jurisdiction and service contained in this Section 7.5 is solely for the purpose referred to in this Section 7.5 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.6 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

FURTHER ASSURANCES

8.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, but subject to the express limitations of this Agreement and the Ancillary Agreements, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any Permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the WKKC Assets and the Kellanova Assets and the assignment and assumption of the WKKC Liabilities and the Kellanova Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the requesting Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, Kellanova and WKKC in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Kellanova, WKKC or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement and all Ancillary Agreements may be terminated, and the Distribution may be abandoned at any time prior to the Effective Time by Kellanova, in its sole and absolute discretion, without the approval or consent of any other Person, including WKKC. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Internal Reorganization and the Distribution and would not have been entered into independently.

(c) Kellanova represents on behalf of itself and each other member of the Kellanova Group, and WKKC represents on behalf of itself and each other member of the WKKC Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party may execute this Agreement or the Ancillary Agreements by stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement or such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or Disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of Laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

10.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable.

10.4 Third Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Kellanova Indemnitee or WKKC Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5 Notices. All notices and other communications to be given to any Party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when delivered via email (such email shall be deemed delivered on the date of dispatch by the sender thereof to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto) and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

If to Kellanova, to:

Kellanova

[•]

Attention: [•]

E-mail: [•]

If to WKKC, to:

WK Kellogg Co

One Kellogg Square

Battle Creek, Michigan 49017

Attention: [•]

E-mail: [•]

10.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8 No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9 Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement or set forth on Schedule 10.9, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement, including the Internal Reorganization and the Distribution, and any Ancillary Agreement, the Internal Reorganization, the Form 10, the Information Statement, the Internal Reorganization Step Plan and the consummation of the transactions contemplated hereby and thereby will be borne, to the extent incurred prior to the Effective Time, by Kellanova, and to the extent incurred following the Effective Time, by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 10.9.

10.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Internal Reorganization and the Distribution and shall remain in full force and effect.

10.12 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.13 Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.15 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules,

Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the United States, New York, Michigan or Illinois; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (k) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [•], 2023.

10.16 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither WKKC or any member of the WKKC Group, on the one hand, nor Kellanova or any member of the Kellanova Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.17 Performance. Kellanova will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Kellanova Group. WKKC will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the WKKC Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.18 Mutual Drafting; Precedence.

(a) This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

(b) In the event of any conflict or inconsistency between, on the one hand, the terms of this Agreement and, on the other hand, the terms of the Ancillary Agreements (other than the [Data Processing Agreement or the] Transfer Documents) (each, a “Specified Ancillary Agreement”), the terms of the applicable Specified Ancillary Agreement shall control with respect to the subject matter addressed by such Specified Ancillary Agreement to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the [Data Processing Agreement or the] Transfer Agreements, the terms of this Agreement shall control to the extent of such conflict or inconsistency.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

KELLOGG COMPANY

By:
Name:
Title:

WK KELLOGG CO

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]